GRAINGER REPORTS RESULTS FOR THE FIRST QUARTER 2021

Company delivers strong revenue and earnings growth and provides full year guidance as economic trends improve

First Quarter Financial Highlights
•Delivered sales of $3.1 billion, up 2.8%, and up 5.9% on an organic, daily, constant currency basis compared to the first quarter 2020 (excluding divestitures and foreign exchange)
•Expanded reported and adjusted operating margins by 630 and 20 basis points, respectively
•Generated $294 million in operating cash flow and returned $256 million to shareholders through dividends and share repurchases
•Provides full year guidance: Total company daily revenue growth of 8.5-11.0% and earnings per share of $19.00-20.50 (growth of 17.5% to 26.5%)

CHICAGO, April 30, 2021 - Grainger (NYSE: GWW) today reported results for the first quarter 2021 with sales of $3.1 billion, up 2.8% and up 5.9% on an organic, daily, constant currency basis compared to the first quarter 2020 driven by strong performance in both the High-Touch Solutions North America (N.A.) and Endless Assortment segments.

“The Grainger team served customers exceptionally well and delivered strong results in the first quarter as the economy continued to recover. In our High Touch Solutions (N.A.) segment, we are seeing sequential revenue improvement in nearly all end markets, recovery in non-pandemic product volume, and stabilizing gross profit margins after adjusting for non-core pandemic inventory. Our Endless Assortment segment continues to deliver over 20% top line growth and improved earnings as expected. Our strong performance in the first quarter gives us the confidence to now provide guidance for the full year,” said DG Macpherson, Chairman and Chief Executive Officer.

2021 First Quarter Financial Summary

($ in millions)	Q1 2021		Q1 2020		Q1
					Fav. (Unfav.) vs. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$3,084	$3,084	$3,001	$3,001	3%	3%
Gross Profit	$1,093	$1,093	$1,121	$1,121	(2)%	(2)%
Operating Earnings	$358	$358	$159	$343	126%	4%
Net Earnings Attributable to W.W. Grainger, Inc.	$238	$238	$173	$230	38%	3%
Diluted Earnings Per Share	$4.48	$4.48	$3.19	$4.24	40%	6%

Gross Margin	35.5%	35.5%	37.4%	37.4%	(190) bps	(190) bps
Operating Margin	11.6%	11.6%	5.3%	11.4%	630 bps	20 bps
Tax Rate	25.8%	25.8%	(30.4)%	25.6%	(5,620) bps	(20) bps
(1)Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release. During the first quarter of 2020, the company recorded a $177 million write-down of goodwill, intangibles and long-lived assets from the Fabory business which was the largest contributor to the lower reported operating earnings.

Revenue
Sales for the quarter increased 2.8% as compared to the first quarter of 2020. Excluding revenues from the now divested Fabory and China businesses from the prior year results, and removing the impact from foreign currency translation, daily sales increased 5.9% as compared to the first quarter of 2020. Sales growth was fueled by both the High-Touch Solutions (N.A.) and Endless Assortment segments. In the High-Touch Solutions (N.A.) segment, despite challenging comparisons starting in mid-February with the accelerated pandemic sales of 2020, sales were up 1.8%, and 3.4% on a daily basis versus the prior year quarter. In the Endless Assortment segment, both Zoro U.S. and MonotaRO continued to drive strong customer acquisition throughout the quarter, resulting in a combined 27.4% daily sales growth compared to the first quarter of 2020.

Foreign exchange contributed a 1.1% favorable impact during the first quarter of 2021 compared to the first quarter of 2020. There were 63 sales days in the first quarter of 2021 versus 64 sales days in the first quarter of 2020.

Gross Margin
Gross margin for the first quarter of 2021 was 35.5%, a 190 basis point decline over the prior year quarter. The unfavorable variance was driven almost entirely by a pandemic-related inventory adjustment in the U.S. business on certain non-core SKUs, which are selling below cost based on current market-relevant pricing. As noted on the fourth quarter 2020 earnings call, this inventory adjustment in the first quarter of 2021 was expected and by the end of the second quarter, the company expects to sell-through these non-core pandemic products and complete any potential remaining market-driven inventory adjustments. Absent this inventory adjustment, gross margin would have been nearly flat compared to the prior year. The Endless Assortment segment expanded gross profit margin 35 basis points in the first quarter and continues to deliver incremental gross profit dollars. The significant revenue growth in this lower-margin segment had an expected, dilutive impact to total company gross profit margin of approximately 30 basis points.

Earnings
Reported operating earnings for the first quarter of 2021 of $358 million were up 126% versus the first quarter of 2020, primarily due to charges taken in the first quarter of 2020 related to the now divested Fabory business. On an adjusted basis, operating earnings for the quarter of $358 million were up 4% versus the first quarter of 2020.

In the first quarter of 2021, operating margin of 11.6% increased 630 basis points on a reported basis, 20 basis points on an adjusted basis, versus the first quarter of 2020. The increase in adjusted operating margin was driven by 210 basis points of selling, general, and administrative (SG&A) expense leverage achieved through prudent cost control in the High-Touch Solutions (N.A.) segment and strong expense leverage in Endless Assortment.

Reported earnings per share of $4.48 in the first quarter of 2021 represented an increase of 40% versus the first quarter of 2020. Adjusted earnings per share in this quarter of $4.48 increased 6% versus the first quarter of 2020. The increase in earnings per share was due primarily to higher operating earnings and lower average shares outstanding in the current period.

Tax Rate
The first quarter 2021 reported tax rate was 25.8% versus negative 30.4% in the first quarter of 2020. The difference was primarily driven by tax impacts in the first quarter of 2020 related to the now divested Fabory business. The adjusted tax rates were 25.8% and 25.6% for the three months ended March 31, 2021 and March 31, 2020, respectively.

Cash Flow
Net cash provided by operating activities was $294 million and $244 million for the three months ended March 31, 2021 and 2020, respectively. The increase in cash from operating activities is primarily the result of higher net earnings and favorable working capital, including strong accounts receivable collections, partially offset by the impacts from the now divested Fabory business. The company also returned $256 million to shareholders through dividends and share repurchases during the quarter.

During the annual shareholders' meeting on April 28, 2021, Grainger announced a dividend increase of 6%, marking its 50th consecutive annual increase, as well as new authorization for a share repurchase program of up to 5 million shares replacing the company's existing program.

2021 Guidance
Given continued improvements in the economy and confidence in our performance, the company is now providing the following 2021 full year guidance:

Total Company	2021 Guidance Range
Net Sales	$12.7 - 13.0 billion
Daily growth	8.5 - 11.0%
Organic, daily growth	10.0 - 12.5%
Gross Profit Margin	36.1 - 36.6%
Operating Margin	11.8 - 12.4%
Earnings per Share	$19.00 - 20.50
Operating Cash Flow	$1.0 - 1.2 billion
CapEx (cash basis)	$225 - 275 million
Share Buyback	$600 - 700 million
Tax Rate	25.0 - 26.0%

Segment Operating Margin
High-Touch Solutions (N.A.)	13.2 - 13.7%
Endless Assortment	8.8 - 9.2%
Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on April 30, 2021 to discuss the first quarter results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2020 sales of $11.8 billion, is North America's leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America (N.A.), Japan and the United Kingdom (U.K.).

Visit invest.grainger.com to view information about the company, including a supplement regarding 2021 first quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: the unknown duration and health, economic, operational and financial impacts of the global outbreak of the coronavirus disease 2019 (COVID-19) as well as the duration, extent and impact of the actions taken or contemplated by governmental authorities or others in connection with the COVID-19 pandemic on the Company’s businesses, its employees, customers and suppliers, including disruption to the Company’s operations resulting from employee illnesses, the development and availability of effective treatment or vaccines, any mandated facility closures of non-essential businesses, stay in shelter health orders or other similar restrictions for customers and suppliers, changes in customers' product needs, suppliers' inability to meet unprecedented demand for COVID-19 related products, inventory shortages, the potential for government action to allocate or direct products to certain customers which may cause disruption in relationships with other customers, disruption caused by business responses to the COVID-19 pandemic, including working remote arrangements, which may create increased vulnerability to cybersecurity incidents, including breaches of information systems security, adaptions to the Company's controls and procedures required by working remote arrangements, including financial reporting processes, which could impact the design or operating effectiveness of such controls or procedures, and global or regional economic downturns or recessions, which could result in a decline in demand for the Company's products or limit the Company's ability to access capital markets on terms that are attractive or at all; higher product costs or other expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; failure to develop or implement new technology initiatives or business strategies; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the Company's gross profit percentage; the Company's responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, general commercial disputes, safety or compliance, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; government contract matters; disruption of information technology or data security systems involving the Company or third parties on which the Company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of the Company's common stock; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; other pandemic diseases or viral contagions; natural or human induced disasters, extreme weather and other catastrophes or conditions; failure to attract, retain, train, motivate, develop and transition key employees; loss of key members of management or key employees; changes in effective tax rates; changes in credit ratings or outlook; the Company's incurrence of indebtedness and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 224-317-1857	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Net sales	$3,084	$3,001
Cost of goods sold	1,991	1,880
Gross profit	1,093	1,121
Selling, general and administrative expenses	735	962
Operating earnings	358	159
Other (income) expense:
Interest expense, net	21	21
Other, net	(6)	(4)
Total other expense, net	15	17
Earnings before income taxes	343	142
Income tax provision (benefit)	88	(43)
Net earnings	255	185
Less: Net earnings attributable to noncontrolling interest	17	12
Net earnings attributable to W.W. Grainger, Inc.	$238	$173

Earnings per share:
Basic	$4.51	$3.20
Diluted	$4.48	$3.19
Weighted average number of shares outstanding:
Basic	52.3	53.6
Diluted	52.6	53.8
Diluted Earnings Per Share
Net earnings as reported	$238	$173
Earnings allocated to participating securities	(2)	(2)
Net earnings available to common shareholders	$236	$171
Weighted average shares adjusted for dilutive securities	52.6	53.8
Diluted earnings per share	$4.48	$3.19

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	March 31, 2021	December 31, 2020
Cash and cash equivalents	$562	$585
Accounts receivable – net	1,576	1,474
Inventories – net	1,675	1,733
Prepaid expenses and other current assets	121	127
Total current assets	3,934	3,919
Property, buildings and equipment – net	1,441	1,395
Goodwill	388	391
Intangibles – net	224	228
Other assets	346	362
Total assets	$6,333	$6,295
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$7	$8
Trade accounts payable(1)	887	779
Accrued compensation and benefits(2)	219	307
Accrued expenses	330	305
Income taxes payable(3)	88	42
Total current liabilities	1,531	1,441
Long-term debt – less current maturities	2,373	2,389
Deferred income taxes and tax uncertainties	87	110
Other non-current liabilities	262	262
Shareholders' equity(4)	2,080	2,093
Total liabilities and shareholders’ equity	$6,333	$6,295

(1) Trade accounts payable increased $108 million primarily driven by inventory purchases related to return-to-work items.
(2) Accrued compensation and benefits decreased $88 million primarily due to the timing of variable compensation and benefits paid under annual incentive plans.
(3) Income taxes payable increased $46 million due to the lower tax rate effect in the prior year quarter primarily driven by tax benefits related to the now divested Fabory business (divested June 30, 2020).
(4) Common stock outstanding as of March 31, 2021 was 52,110,145 compared with 52,524,391 shares at December 31, 2020, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions of dollars)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$255	$185

Provision for credit losses	4	6
Deferred income taxes and tax uncertainties	(11)	(7)
Depreciation and amortization	43	45
Impairment of goodwill, intangible and long-lived assets	—	177
Net (gains) losses from sale or redemption of assets	(5)	3
Stock-based compensation	8	9
Subtotal	39	233
Change in operating assets and liabilities:
Accounts receivable	(121)	(217)
Inventories	52	19
Prepaid expenses and other assets	(5)	(26)
Trade accounts payable	85	155
Accrued liabilities	(61)	(36)
Income taxes, net	55	(62)
Other non-current liabilities	(5)	(7)
Subtotal	—	(174)
Net cash provided by operating activities	294	244
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(73)	(50)
Proceeds from sale or redemption of assets	15	—
Other - net	—	(2)
Net cash used in investing activities	(58)	(52)
Cash flows from financing activities:
Net decrease in lines of credit	—	(36)
Net increase in long-term debt	—	1,155
Proceeds from stock options exercised	8	19
Payments for employee taxes withheld from stock awards	(2)	(5)
Purchases of treasury stock	(175)	(100)
Cash dividends paid	(81)	(78)
Net cash (used in) provided by financing activities	(250)	955
Exchange rate effect on cash and cash equivalents	(9)	(15)
Net change in cash and cash equivalents	(23)	1,132
Cash and cash equivalents at beginning of year	585	360
Cash and cash equivalents at end of period	$562	$1,492

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including sales on an organic daily basis, adjusted gross profit, adjusted gross margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes sales on an organic daily basis, adjusted gross profit, adjusted gross margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: sales on an organic daily basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

	Three Months Ended March 31,
	2021	2020
Reported sales	2.8%	7.2%
Day impact	1.6	(1.7)
Daily sales	4.4%	5.5%
Business divestitures ¹	2.6	—
Organic daily sales	7.0%	5.5%
Foreign exchange	(1.1)	0.2
Organic constant currency	5.9%	5.7%

¹ Represents the results of the Fabory business (divested on June 30, 2020) and the Grainger China business (divested on August 21, 2020).

In millions	Three Months Ended March 31,
	2021	Gross Margin	2020	Gross Margin
Gross profit reported	$1,093	35.5%	$1,121	37.4%
Gross profit adjusted	$1,093	35.5%	$1,121	37.4%

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended March 31,
	2021	Operating Margin	2020	Operating Margin
Operating earnings reported	$358	11.6%	$159	5.3%
Restructuring, net and impairment charges	—	—	184	6.1
Operating earnings adjusted	$358	11.6%	$343	11.4%

In millions	Three Months Ended March 31,
	2021	2020	%
Net earnings reported	$238	$173	38%
Restructuring, net and impairment charges	—	57
Net earnings adjusted	$238	$230	3%

Diluted earnings per share reported	$4.48	$3.19	40%
Pretax restructuring, net and impairment charges	—	3.38
Tax effect ¹	—	(2.33)
Total, net of tax	—	1.05
Diluted earnings per share adjusted	$4.48	$4.24	6%

¹ The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits. The lower tax rate effect in the prior year quarter was primarily driven by tax benefits related to the now divested Fabory business (divested June 30, 2020).

	Three Months Ended March 31,
	2021	2020	Bps impact
Effective tax rate reported	25.8%	(30.4)%	5,620
Tax benefit related to the Fabory business	—	61.2
Tax impact of restructuring, net and impairment charges	—	(5.2)
Effective tax rate adjusted	25.8%	25.6%	20

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